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Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact: Kathryn Huang Hadley Overstock.com, Inc. +1 (801) 947-3282 khuang@overstock.com	Media Contact: Scott Blevins Overstock.com, Inc. +1 (801) 947-3133 sblevins@overstock.com

Overstock.com, Inc. To Raise
Approximately $36.6 Million In
Auction-Based
Common Stock Offering

        SALT LAKE CITY—Overstock.com, Inc. (NASDAQ: OSTK) today announced that it expects to raise approximately $36.6 million from its auction-based underwritten public offering of 1,200,000 shares of common stock at a price of $30.50 per share. Subject to customary closing conditions, Overstock will receive net proceeds of approximately $35.3 million from the offering under its existing shelf registration statement. The underwriters have an option to purchase up to an additional 100,000 shares to cover over-allotments, if any.

        WR Hambrecht + Co LLC acted as the sole book-running manager. JMP Securities LLC acted as co-lead manager. The offering was made through WR Hambrecht + Co's OpenFollowOnsm auction process.

        Overstock anticipates using the net proceeds of the offering primarily for general corporate purposes and working capital requirements, including sales and marketing activities and inventory purchases.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities. A final prospectus supplement relating to these securities will be filed with the Securities and Exchange Commission. These securities may not be sold nor offers to buy be accepted prior to the time the prospectus supplement and related prospectuses are delivered in final form.

        Copies of the final prospectus supplement and the accompanying prospectus can be obtained from WR Hambrecht + Co LLC, 539 Bryant St., San Francisco, California, 94107, (415) 551-8600 or from JMP Securities LLC, One Embarcadero Center, Suite 2100, San Francisco, California 94111, (415) 835-8900.

About Overstock.com

        Overstock.com Inc. is an online "closeout" retailer offering discount, brand-name merchandise for sale over the Internet. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel. Overstock.com is a publicly traded company listed on the NASDAQ National Market System, headquartered in Salt Lake City, and can be found online at www.overstock.com.

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        Overstock.com is a registered trademark of Overstock.com, Inc. All other trademarks are the property of their respective owners.

        This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding our anticipated receipt of the proceeds of the offering as described herein and our intentions regarding the uses of the net proceeds of the offering. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ from those anticipated, including, but not limited to, the risks inherent in the process of offering common stock under a shelf registration statement, our limited operating history, the possibility of a general downturn in economic conditions, the possibility of a general downturn in the public equity markets or in the market for NASDAQ stocks or for internet retailers, as well as the other risks identified in our Form 10- K for the year ended December 31, 2003, our Form 10-Q for the quarter ended March 31, 2004, our preliminary prospectus supplement filed with the SEC on May 7, 2004 pursuant to Rule 424(b)(5) and all of our subsequent filings with the Securities and Exchange Commission, which identify important factors that could cause the actual results to differ materially from those contained in our forward-looking statements.

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Overstock.com, Inc. To Raise Approximately $36.6 Million In Auction-Based Common Stock Offering